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May 1, 2014

Voya Money Market Portfolio

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona 85258

Re:	Money Market Fund Expense Limitation Agreement for Voya Money Market Portfolio

Ladies and Gentlemen:

In accordance with the Money Market Fund Expense Limitation Agreement between ING Investments, LLC (now known as Voya Investments, LLC, the “Investment Manager”), ING Investments Distributor, LLC (now known as Voya Investments Distributor, LLC, the “Distributor”), and ING Money Market Portfolio (now known as Voya Money Market Portfolio, the “Registrant”), dated May 13, 2013 (the “Money Market Fund Expense Limitation Agreement”), the Distributor and the Investment Manager have contractually agreed to waive a portion of their distribution and/or shareholder servicing fees and advisory fees, as applicable, and to reimburse certain expenses of the Registrant to the extent necessary to assist the Registrant in maintaining a yield of not less than zero.

By our execution of this letter agreement, intending to be legally bound hereby, the Distributor and the Investment Manager agree, from May 1, 2014 through May 1, 2015, to waive a portion of their distribution and/or shareholder servicing fees and advisory fees, as applicable, and to reimburse certain expenses of the Registrant to the extent necessary to assist the Registrant in maintaining a yield of not less than zero. Upon your acceptance, the Money Market Fund Expense Limitation Agreement will be modified to give effect to the foregoing by amending Schedule A of the Money Market Fund Expense Limitation Agreement. The Amended Schedule A is attached hereto.

Notwithstanding the foregoing, termination or modification of this letter agreement requires approval by the Board of Trustees of the Registrant.

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7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.voyainvestments.com	Voya Investments Distributor, LLC Voya Investments, LLC

May 1, 2014

Please indicate your agreement to this term extension by executing below in the place indicated. This letter agreement shall terminate upon termination of the Money Market Fund Expense Limitation Agreement.

Voya Investments, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

Voya Investments Distributor, LLC

By:	/s/ Michael J. Roland
Michael J. Roland
Executive Vice President

Agreed and Accepted:

Voya Money Market Portfolio

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

AMENDED SCHEDULE A

to the

MONEY MARKET FUND EXPENSE LIMITATION AGREEMENT

VOYA MONEY MARKET PORTFOLIO

OPERATING EXPENSE LIMITS

Name of Fund	Expiration of Term of Money Market Fund Expense Limitation Agreement
Voya Money Market Portfolio	Term Expires May 1, 2015

/s/ HE

HE

Date Last Amended: May 1, 2014